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FOR IMMEDIATE RELEASE

CONTACTS:
Alexion Pharmaceuticals, Inc.
Leonard Bell
President & CEO
(203) 776-1790

Noonan/Russo Communications,Inc.
Ernie Knewitz (Media)
(212) 696-4455 Ext. 204

Thomson Financial
Rhonda Chiger (Investor)
(212) 510-9280


                            ALEXION ANNOUNCES MANAGEMENT APPOINTMENTS

New Haven, CT,  September 19, 2000  -- Alexion Pharmaceuticals, Inc. (Nasdaq:
ALXN) today announced the promotion of Stephen P. Squinto, PhD to Executive Vice President and Head of Research, Dr. Christopher Mojcik, MD, PhD to Vice President, Clinical Development, and Scott A. Rollins, PhD to Vice President, Drug Development and Project Management. Additionally, Samuel S. Chu, PhD has joined the Company as Vice President, Manufacturing and Process Sciences. Dr. Louis A. Matis, MD, who has resigned as Senior Vice President and Chief Scientific Officer to pursue other interests, has joined Alexion's Scientific Advisory Board.

Dr. Squinto, 44, a co-founder of Alexion and formerly Senior Vice President and Chief Technology Officer, will now head all of the research at the firm and will continue to report to Leonard Bell, MD, President and Chief Executive Officer of Alexion. Dr. Mojcik, 40, who joined Alexion in 1998 as Senior Director of Clinical Development, will now head an expanded clinical development and operations group and will continue to report to Dr. Bell.

"These promotions reflect the many accomplishments Alexion has achieved with the strong management team it has in place," said Dr. Leonard Bell, President and Chief Executive Officer. "Dr. Squinto and Dr. Mojcik have been instrumental in the development of our product candidates. I am confident that under Steve's leadership, we will accelerate the identification and development of new product candidates and continue to augment our already expanding technology base. Under Chris' leadership, we have now completed enrollment in a 1,000 patient cardiopulmonary bypass efficacy trial and a 200 patient rheumatoid arthritis efficacy trial. I expect that we will continue to augment the resources within Chris' group over the future so that the firm can most efficiently both obtain its current objectives and continue to meet further development goals."

Dr. Rollins, 37, a co-founder of Alexion, joined Alexion as a staff scientist in 1992 and was most recently Director of Drug Development and Project Management, responsible for managing, among other aspects, the firm's alliance with Procter & Gamble Pharmaceuticals. Dr. Rollins will report to Mr. David Keiser, Executive Vice President and Chief Operating Officer of Alexion.

Dr. Chu, 50, joins Alexion with a 15 year track record in manufacturing of recombinant proteins. Most recently, Dr. Chu was Director of Biotechnology Development and Pilot Plant operations with Bristol-Myers Squibb Corporation, where he managed recombinant protein manufacturing with a staff of over 70 employees. In this capacity, Dr. Chu directed GMP production, compliance, validation, and facility engineering of recombinant products, including monoclonal antibodies. At Alexion, Dr. Chu will supervise all aspects of process development and manufacturing of the Company's product candidates. He will report to Mr. Keiser.

"I am extremely pleased to announce Dr. Rollins' promotion and to welcome
Dr. Chu to the Alexion team," said David Keiser, Executive Vice President and Chief Operating Officer. "Scott's role in managing the complex interaction of the varied aspects of development will continue to become even more vital as we both

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further develop the current indications as well as introduce additional development objectives. Sam's appointment provides increasingly important recombinant antibody production expertise as well as substantial broad industry manufacturing experience. We are very fortunate to have Sam join our team and look forward to substantial contributions to our ongoing development programs."

"Lastly, since joining the firm in 1993, Lou Matis has been a highly valued contributor to our early discovery efforts," continued Dr. Bell. "I have come to very much value his insights and breadth of scientific knowledge and am glad that Lou will continue to assist with Alexion's growth as a valued Scientific Advisor. More personally, I hope that Lou enjoys equal success in his future endeavors."

Alexion is engaged in the development of products for the treatment of cardiovascular, autoimmune and neurologic diseases caused by undesired effects of the human immune system. Alexion's two lead product candidates are currently in eight clinical development programs. 5G1.1-SC, in collaboration with Procter & Gamble, is in a Phase IIb cardiopulmonary bypass efficacy trial and in two Phase II myocardial infarction efficacy trials. 5G1.1 is currently in a Phase II efficacy trial for the chronic treatment of rheumatoid arthritis, a Phase II efficacy trial for the treatment of membranous nephritis and in Phase Ib pilot studies for treatment of psoriasis, dermatomyositis, and pemphigoid. This press release and further information about Alexion Pharmaceuticals, Inc. can be found on the World Wide Web at: www.AlexionPharm.com.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Alexion's plans to differ or results to vary from those expected including unexpected pre-clinical or clinical results, the need for additional research and testing, delays in manufacturing, access to capital and funding, delays and adverse changes in development of commercial relationships and a variety of risks set forth from time to time in Alexion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion's Annual Report on Form 10-K/A for the year ended July 31, 1999. Alexion undertakes no obligation to publicly release results of any of these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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